EXHIBIT 12-1

                           FOSTER WHEELER CORPORATION

                STATEMENT OF COMPUTATION OF CONSOLIDATED RATIO OF
              EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES
                                    ($000'S)
                                    UNAUDITED

                                                                      6 months
                                                                        2000
                                                                        ----
EARNINGS:
---------

Net earnings                                                           $ 17,019
Taxes on income                                                           9,232
Total fixed charges                                                      51,494
Capitalized interest                                                     (2,983)
Capitalized interest amortized                                            1,092
Equity earnings of non-consolidated associated
     companies accounted for
     by the equity method, net of dividends                              (3,534)
                                                                       --------

                                                                       $ 72,320
                                                                       ========
FIXED CHARGES:
--------------

Interest expense (includes dividend on
     preferred security of $7,875)                                     $ 38,921
Capitalized interest                                                      2,983
Imputed Interest on non-capitalized lease payment                         9,590
                                                                       --------

                                                                       $ 51,494
                                                                       ========

Ratio of Earnings to Fixed Charges                                         1.40
                                                                       ========



Note: There were no preferred shares outstanding during the period indicated and, therefore, the consolidated ratio of earnings to fixed charges and combined fixed charges and preferred share dividend requirements would have been the same as the consolidated ratio of earnings to fixed charges and combined fixed charges for the period indicated.

This calculation does not relate to the amended and restated Revolving Credit Agreement covenants.